DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   THREE AND SIX MONTHS ENDED FEBRUARY 3, 1996

                                                 Three Months Ended        Six Months Ended
                                                    Feb. 3, 1996             Feb. 3, 1996
                                                    ------------             ------------
                                                              Fully                     Fully
                                                 Primary     Diluted      Primary      Diluted
                                                 -------     -------      -------      -------
Reconciliation  of net income per
statement of income to amount
used in earnings per share computation:

Net Income .................................. $  633,061   $  633,061   $1,162,627   $1,162,627

Assumed  reduction  of -
     Interest on short-term debt,
     net of tax  effect on
     application  of  assumed
     proceeds from exercise of
     options  subject to
     limitations under the Modified
     Treasury Stock method ...................    16,840            0       39,466       22,626
                                                  ------   ----------       ------       ------

Net income, as adjusted ......................$  649,901   $  633,061   $1,202,093   $1,185,253
                                              ==========   ==========   ==========   ==========
Reconciliation  of weighted average
number of shares  outstanding to
amount used in earnings per share
computation:

Weighted average number of shares
       outstanding: .......................... 4,266,107    4,266,107    4,231,486    4,231,486

Add - shares issuable from assumed
     exercise of options subject to
     limitations under the Modified
     Treasury Stock method ................... 1,000,202    1,009,987    1,015,794    1,020,687
                                               ---------    ---------    ---------    ---------
Weighted average number of shares
     outstanding as adjusted ................. 5,266,309    5,276,094    5,247,280    5,252,173
                                               =========    =========    =========    =========

Net income per common share ..................$      .12   $      .12   $      .23   $      .23
                                              ==========   ==========   ==========   ==========

The Company utilized the Modified Treasury Stock method for computing net income per common share. Under this method, the funds obtained by the assumed exercise of all options and warrants were applied to repurchase common stock at the average market price but limited to an amount of repurchased shares to not greater than 20 percent of the then outstanding actual common shares. Any assumed funds still available after the repurchase of 20 percent of outstanding actual common shares were assumed to be utilized to reduce the existing short-term debt. The adjustment to net income has been shown net of tax effect.



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